Exhibit 3.11

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “KEY CENTER PROPERTIES LLC”, FILED IN THIS OFFICE ON THE SECOND DAY OF NOVEMBER, A.D. 2005, AT 12:41 O’CLOCK P.M.

4054601 8100	/s/ Harriet Smith Windsor
Harriet Smith Windsor Secretary of State

050895327	AUTHENTICATION: 4269776
DATE: 11-02-05

State of Delaware Secretary of State Divisions of Corporations Delivered 12:50 PM PN 11/2/2005 Filed 12:41 PM 11/2/2005 SRV 050895327 - 4054601 FILE

CERTIFICATE OF FORMATION

OF

KEY CENTER PROPERTIES LLC

1.         The name of the limited liability company is Key Center Properties LLC.

2.         The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Key Center Properties LLC this 1st day of November, 2005.

By:	/s/ James B. Aronoff
Authorized Person(s)

Name:	James B. Aronoff